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                                                                    EXHIBIT 99.2

                         [COHO ENERGY, INC. LETTERHEAD]


         COHO ENERGY ANNOUNCES THE RESCHEDULING OF THE BANKRUPTCY COURT
               HEARING FOR APPROVAL OF ITS PENDING PROPERTY SALES

Dallas, Texas, July 23, 2002 - Coho Energy, Inc. (CHOH: OTC BB) announced today that the hearing scheduled on July 22, 2002 in the U.S. Bankruptcy Court in Dallas, Texas for final approval of its pending property sales or approval of a competing plan of reorganization was rescheduled to August 6, 2002.

As previously reported, an auction was held in the U.S. Bankruptcy Court in Dallas, Texas on June 27, 2002 for the sale of all of Coho Energy's oil and gas properties. Citation Oil & Gas Corp. made the winning bid of $165.5 million for Coho Energy's oil and gas properties located in Oklahoma and Red River County, Texas. Denbury Resources, Inc. was the winning bidder for Coho Energy's oil and gas properties located in Mississippi and Navarro County, Texas with a bid price of $50.3 million. The property sales are scheduled to be completed in late August 2002, subject to completion of title and environmental reviews and final approval by the court.

Since the estimated claims of Coho Energy's creditors in its bankruptcy proceedings aggregate in excess of $335 million, it is unlikely that Coho Energy's shareholders will receive any distribution upon liquidation of the company. Coho Energy's creditors will be paid pursuant to U.S. Bankruptcy Court approval.

For further information contact: Gary Pittman at 972-774-8300.